[Thermo Logo]

                                                                   Exhibit 10.74





February 11, 2004



Mr. Marijn E. Dekkers
President and CEO
Thermo Electron Corporation
81 Wyman Street
Waltham, MA 02451

Dear Marijn:

This letter will confirm that effective January 1, 2004, your base compensation will be increased to $1,000,000 per year, and your bonus target continues at 90%. In addition, you have been granted 5,000 shares of restricted stock, vesting equally on the first three anniversaries of the grant date and on the other terms in the restricted stock agreement. You will receive a similar grant every year during your term as CEO.

On behalf of the entire Board of Directors, congratulations and best wishes for a productive and successful 2004.


Sincerely,


/s/ Elaine S. Ullian
Elaine S. Ullian
Chairperson, Compensation Committee
Thermo Electron Board of Directors